Exhibit 10.27

JOHN H. SCRIBANTE
MUTUAL TERMINATION AND SEVERANCE AGREEMENT
AND
COMPLETE AND PERMANENT MUTUAL RELEASE OF ALL CLAIMS

THIS MUTUAL TERMINATION AND SEVERANCE AGREEMENT AND COMPLETE AND PERMANENT MUTUAL RELEASE OF ALL CLAIMS (“Agreement and Release”) is made by and between ORION ENERGY SYSTEMS, INC. (“Company”) and JOHN H. SCRIBANTE (“Scribante”) and is executed as of June 8, 2017.
A.WHEREAS, Scribante and Company are currently parties to an Executive Employment and Severance Agreement dated as of September 27, 2012, as amended as of December 1, 2012 (“Employment Agreement”).
B.    WHEREAS, Scribante and Company are also currently parties to a Proprietary Information and Intellectual Property Agreement dated as of June 25, 2007 (“Intellectual Property Agreement”).
C.    WHEREAS, Scribante and Company are also currently parties to a number of stock option agreements and restricted stock award agreements (“Equity Grant Agreements”).
D.    WHEREAS, on May 25, 2017 (“Termination Date”), Company’s Board of Directors took action to terminate Scribante as Company’s Chief Executive Officer without Cause (as defined in the Employment Agreement) under Section 4(c) of the Employment Agreement.
E.    WHEREAS, as a result of Scribante’s termination of employment without Cause by Company on the Termination Date, he is entitled to his Accrued Benefits (as defined in the Employment Agreement) and to the severance payments described in Section 5(c) of the Employment Agreement (collectively, “Severance Payment”).
F.    WHEREAS, in connection with his termination of employment without Cause by Company on the Termination Date, Scribante also hereby agrees to voluntarily retire as a director of Company and of each subsidiary and affiliate of Company as of the date hereof, and as an officer of each subsidiary and affiliate of Company as of the date hereof.
G.    WHEREAS, in consideration of Scribante agreeing to all of the terms and conditions of this Agreement and Release, Company is willing to provide Scribante with certain payments and benefits, including the Severance Payment and other additional benefits described below, pursuant to Section 5(c) of the Employment Agreement and as otherwise set forth below.
NOW THEREFORE, Company and Scribante, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:
1.Termination and Retirements. In connection with his termination of employment without Cause by Company on the Termination Date, Scribante hereby voluntarily retires and ceases service as (a) a director of the Company and of any and all plans, subsidiaries and affiliates thereof; (b) the chairman of the Board’s DEA Committee; and (c) an officer of any and all plans, subsidiaries and affiliates of Company, in each case above, effective for all purposes as of the date hereof. Company hereby accepts such retirements. Scribante agrees not to reapply for employment with Company or any subsidiary or affiliate thereof. In connection with his retirement as a director of Company, Scribante agrees that he is not doing so as a result of any disagreement with Company, and he will not provide Company with any written correspondence, in either case, that would require Company to publicly disclose any such circumstance pursuant to a Form 8-K to be filed with the Securities and Exchange Commission.
2.    Severance Payments and Other Additional Benefits. Subject to Scribante’s compliance with this Agreement and Release and the continuing provisions of the Employment Agreement, Intellectual Property Agreement and the Equity Grant Agreements applicable to Scribante:
A.    Severance Payment. Within three (3) business days after the date hereof, as Severance Payment to Scribante hereunder and under his Employment Agreement, Company will pay Scribante a cash lump sum of $1,172,123.29, less required withholdings. In accordance with the Employment Agreement, the Severance Payment was calculated as follows: (i) two times Scribante’s current annual base salary of $545,000 (it being acknowledged and agreed that Scribante received no bonus payments over the prior three Company fiscal years) plus (ii) Scribante’s fiscal 2018 annual target bonus of one-hundred percent (100%) of his annual base salary multiplied by a fraction, the numerator of which is the number of days that have elapsed during Company’s fiscal 2018 through the Termination Date (55) and the denominator of which is 365. Scribante has no other claims with respect thereto.
B.    Stock Options and Restricted Stock Awards. All of Scribante’s stock options and restricted stock (and any related restricted cash) awards that have not vested as of the date hereof are hereby forfeited and cancelled. All of Scribante’s stock options that have vested as of the date hereof may be exercised by him until ninety (90) days after the Termination Date. Scribante shall retain all of his restricted stock (and be paid on any related restricted cash) awards that have vested as of the date hereof. Pursuant to the above provisions of this Section 2B, and to avoid any ambiguity, (i) on May 15, 2017, Scribante vested in 25,159 restricted shares and $70,445.34 in restricted cash pursuant to his tandem restricted stock and restricted cash award agreement granted May 15, 2014; (ii) on May 26, 2017, Scribante vested in 47,814 restricted shares and $70,445.33 restricted cash pursuant to his tandem restricted stock and restricted cash award agreement granted May 26, 2015; and (iii) on June 7, 2017, Scribante vested in 78,694 restricted shares and $72,398.67 restricted cash pursuant to his tandem restricted stock and restricted cash award agreement granted June 7, 2016. All of such restricted shares (totaling 151,667 shares) will be issued to Scribante by or on behalf of Company, and all such restricted cash (totaling $213,289.34) (less required withholdings) will be paid to Scribante by Company, within three (3) business days of the date hereof. Scribante has no other claims with respect thereto.
C.    Salary and Other Compensation Through Termination Date. Scribante acknowledges that he has received all of his normal salary and other compensation (including his automobile allowance) otherwise due to him through the Termination Date. In addition, Scribante has received his normal salary from and after the Termination Date through May 31, 2017, totaling $5,939.14 (less required withholdings). Scribante has no other claims with respect thereto.
D.    Accrued Vacation. Within three (3) business days of the date hereof. Company will pay Scribante his accrued and unused pro-rated vacation days for fiscal 2018 in the amount of $55,547.98 (less required withholdings).
E.    Business Expenses. Scribante acknowledges and agrees that Company has reimbursed him for all business expenses incurred by him through the Termination Date that conform to Company’s business expense policy. Scribante has no other claims with respect thereto.
F.    COBRA Coverage. Consistent with Company’s current policy, Company shall pay the employer’s portion (with Scribante paying the employee portion) of Scribante’s COBRA continuation coverage for eighteen (18) months after the Termination Date. Scribante has no other claims with respect thereto.
G.    Life Insurance Policies. Company shall assign to Scribante all of Company’s interest in the policies of insurance on Scribante’s life currently in effect. These assignments shall take place as promptly as practical (but no later than 60 days) after the date hereof. Scribante will be responsible for all future premium payments due and payable on such policies beginning after the date of assignment. Scribante has no other claims with respect thereto.
H.    Tail D&O Insurance. As promptly as practical after the date hereof, Company shall obtain, at its cost and expense, a six-year tail director and officer insurance policy covering Scribante on the same terms and conditions as the similar tail director and officer insurance policies previously obtained by Company for its retiring directors.
I.    Kohler Club Membership. Company shall assign to Scribante all of Company’s interest in Scribante’s Kohler Club membership (if any). The assignment shall take place as promptly as practical after the date hereof. Scribante will be responsible for all future dues and other payments due and payable with respect to such membership beginning after the date of assignment. Scribante has no other claims with respect thereto.
J.    Cessation of All Other Benefits. Other than as set forth above (or vested rights under Scribante’s Company 401(k) Plan account), Scribante acknowledges and agrees that all coverage and/or benefits under all other benefit and insurance plans and programs maintained by Company, including long-term and short-term disability, ceased as of the Termination Date. Scribante has no other claims with respect thereto.
K.    No Unemployment Compensation Claim. From and after the Termination Date, Scribante agrees not to file for unemployment compensation relating to his employment with, or termination from, Company or any subsidiary or affiliate thereof.
L.    Waiver of Any Other Compensation and Benefits. Scribante acknowledges and agrees that he is not entitled to, and he hereby completely waives and releases, any and all rights to any other severance, compensation, bonuses, reimbursements, allowances, dues or other benefits or insurance from or by Company or any affiliate or subsidiary thereof, except as otherwise specifically provided in this Agreement and Release.
3.    Return of All Company Documents and Property. Excluding Scribante’s personal files and property (which will be returned to him within three (3) business days of the date hereof), within three (3) business days of the date hereof, Scribante will return to Company all documents and property (including, without limitation, all records, memoranda, notes, correspondence, customer information, reports, manuals, plans, computer discs, tapes and files, printouts, software, presentations and the like, including all copies thereof, computers, telephones, PDAs, equipment, access cards, keys and the like) in his possession or under his control pertaining to Company’s business. Scribante will not copy or cause to be copied any of Company’s records nor cause a removal of any record, document or property belonging to Company from the premises without authorization from Company. Company agrees that it will facilitate Scribante’s transfer into his personal records or computer all of his personal contact information contained in his Company records and files.
4.    Ongoing Compliance with Various Obligations.
A.    Ongoing Confidentiality Agreement. Scribante hereby reaffirms and restates his continuing obligations as set forth in Section 7(a) of the Employment Agreement to maintain the confidentiality of Company information, which Section 7(a) is hereby incorporated by reference herein and shall remain in full force and effect unaffected by this Agreement and Release. Scribante understands and agrees that, except specifically as provided in Section 7(a) of the Employment Agreement, this is an absolute and strict obligation of confidentiality and nonuse of information important to Company’s continued business success. Scribante recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.
B.    Ongoing Noncompetition and Nonsolicitation Agreement. Scribante hereby reaffirms and restates his continuing obligations as set forth in Section 7(b) of the Employment Agreement not to compete with Company, and not to solicit the Company’s customers, agents, vendors and employees, for two years from and after the Termination Date on the terms and conditions, and to the extent, set forth in Section 7(b) of the Employment Agreement, which Section 7(b) is hereby incorporated by reference herein and shall remain in full force and effect unaffected by this Agreement and Release. Scribante recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.
C.    Disclosure and Assignment of Inventions and Innovations. Scribante hereby reaffirms and restates his continuing obligations as set forth in Section 7(c) of the Employment Agreement with respect to the disclosure and assignment to Company of all Innovations (as defined in the Employment Agreement), which Section 7(c) is hereby incorporated by reference herein and shall remain in full force and effect unaffected by this Agreement and Release. Scribante recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.
D.    Intellectual Property Unaffected. Scribante understands and agrees that this Agreement and Release does not and shall not supersede any obligations pertaining to confidential/proprietary information or intellectual property pursuant to any agreements that he has previously entered into with Company and Scribante further understands and agrees that in consideration of the Severance Payment and other benefits provided to him pursuant to Section 2 of this Agreement and Release, Scribante’s Intellectual Property Agreement with Company is hereby reaffirmed and restated in all respects, is hereby incorporated herein by reference and shall remain in full force and effect unaffected by this Agreement and Release. Scribante shall promptly and fully comply with any request of Company, its attorneys and agents with respect to Company’s intellectual property rights. For two years after the Termination Date, Scribante will not initiate, propose, support, or otherwise participate in any acquisition or attempted acquisition (e.g., via the USPTO, license, purchase, or other means) of intellectual property in or related to the fields of lighting or lighting controls. Moreover, Scribante will not take any action, directly or indirectly, that will damage or otherwise impair the value of Company’s existing or future intellectual property. Scribante recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.
E.    Equity Grant Agreements Unaffected. Scribante understands and agrees that this Agreement and Release does not and shall not supersede any of his ongoing rights and obligations set forth in the Equity Grant Agreements and Scribante further understands and agrees that in consideration of the Severance Payment and other benefits provided to him pursuant to Section 2 of this Agreement and Release, Scribante’s Equity Grant Agreements with Company are hereby reaffirmed and restated in all respects, are hereby incorporated herein by reference and shall remain in full force and effect unaffected by this Agreement and Release. Scribante recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder for him to reaffirm and agree to his foregoing obligations.
F.    Equitable Relief. In the event of any breach by Scribante of any of the covenants herein contained in this Section 4 (including Sections 7(a), 7(b) and/or 7(c) of the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements), it is specifically understood and agreed that Company shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction or otherwise.
G.    Necessary and Reasonable Restrictions. The foregoing restrictions in this Section 4 (including Sections 7(a), 7(b) and 7(c) of the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements) are deemed fair and reasonable to Company and Scribante, and Scribante acknowledges and agrees that these restrictions are necessary to protect Company from the unfair competition of Scribante who, as a result of his long-standing association with, and as an executive and director of, Company, has had access to, used and/or acquired confidential information of Company pertaining to its customers, agents, vendors, business and operations. Scribante acknowledges and agrees that such confidential information is of special and unique value to, and constitutes a valuable asset of, Company, and that the duration and scope of the restrictive covenants contained herein (including Sections 7(a), 7(b) and 7(c) of the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements) are reasonable and necessary to protect Company.
H.    Other Agreements. Scribante understands and agrees that this Agreement and Release does not and shall not supersede any obligations pertaining to any non-compete, non-solicitation, and confidentiality agreements that he has previously entered into with the Company, including those contained in the Employment Agreement, his Intellectual Property Agreement and his Equity Grant Agreements, and Scribante further understands and agrees that in consideration of the Severance Payment and other benefits provided to him pursuant to Section 2 of this Agreement and Release, his prior agreements are hereby ratified and reaffirmed in all respects and shall remain in full force and effect in accordance with the respective terms thereof. Scribante also agrees for a period of two years from the Termination Date not to, directly or indirectly, (i) initiate, propose, support, or otherwise participate in any offer to acquire, acquisition, merger, tender offer or other business combination transaction affecting Company; (ii) initiate, propose, support or otherwise participate in any proxy contest, proxy solicitation or shareholder proposal relating to Company; (iii) acquire any additional stock of the Company (other than pursuant to option exercises or stock purchases that are strictly a passive investment and in any event not to exceed total beneficial ownership of five percent (5%) of Company’s fully-diluted outstanding common stock); or (iv) attempt to influence or interfere or otherwise adversely affect the Board of Directors, management or affairs of Company. For two years from the Termination Date, Scribante will vote all Company shares beneficially owned by him in favor of any Board of Directors recommendation submitted to a vote of Company’s shareholders. Company hereby agrees to indemnify Scribante for any adverse impact to him of the Severance Payment and other consideration paid to him pursuant to this Agreement and Release under Internal Revenue Code Section 409A.
5.    Scribante’s Release.
A.    General Release. In consideration of the Severance Payment and additional benefits provided to Scribante pursuant to Section 2 of this Agreement and Release, Scribante, individually, and as an officer, director, employee and shareholder of Company and in all other capacities, does hereby fully and completely forever discharge, waive and release, and covenants not to sue, Company (including its subsidiaries and affiliates) and its past, present and future employees, agents, representatives, attorneys, officers, directors and shareholders, from and with respect to any and all actions, causes of action, claims, demands, damages, liabilities, costs, expenses and/or compensation of any kind and nature whatsoever (collectively and individually, “Claims”) on account of, or in any way growing out of, any and all known and unknown facts, circumstances or matters resulting from or related to (i) Scribante’s ownership of stock in Company; (ii) Scribante’s employment with Company and his status, position, actions or failure to act in his capacity as an officer, director, employee or representative of Company; (iii) the termination of Scribante’s employment with Company; and/or (iv) any or all of the above, except only a breach or default by Company of this Agreement and Release, including, but not limited to Company’s failure to pay or provide Scribante any and all amounts or consideration due hereunder. Notwithstanding the foregoing in this Section 5A, Company shall be obligated to indemnify Scribante to the full extent allowed by Wisconsin law and its Bylaws if he is or should become a party or is threatened to be made a party to any formal or informal threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, initiated by a third party (collectively, “Actions” and individually an “Action”), by reason of the fact that he is or was a director or officer of Company (or any subsidiary or affiliate thereof), or by reason of the fact that Scribante is or was a director or officer of Company (or any subsidiary or affiliate thereof) and is or was serving at the request of Company as a director, officer, employee, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise, or is or was serving at the request of Company as a fiduciary of an employee benefit plan or as an employee or agent of Company (or any subsidiary or affiliate thereof), against (a) reasonable expenses actually incurred by him, including without limitation, attorneys’ fees actually and reasonably incurred by him in connection with any Action; (b) amounts actually and reasonably incurred by him in settlement of any Action; and (c) judgments, fines, penalties or other amounts actually incurred by him pursuant to an adjudication of liability in connection with any Action.
B.    Specific Release. By way of example only and without in any way limiting the generality of the foregoing release language set forth in Section 5A above, Scribante’s release includes a complete release of any and all Claims under or based on (i) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq.; (ii) the Americans with Disabilities Act of 1991, 42 U.S.C. §1211-1217; (iii) the Rehabilitation Act of 1973, as amended, through 1988; (iv) the Employment Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; (v) the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq.; (vi) the National Labor Relations Act, 29 U.S.C. §151 et seq.; (vii) the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; (viii) the Wisconsin Fair Employment Law, § 111.33, et seq., Wis. Stats.; (ix) the Wisconsin Family and Medical Leave Act, § 103.10, Wis. Stats.; (x) any other federal, state or local statute, ordinance or regulation dealing in any respect with employment, discrimination or retirement of employment; (xi) any alleged wrongful or retaliatory discharge, breach of an oral or written contract, misrepresentation, defamation, interference with contract or tortuous conduct; and (xii) any alleged breach of fiduciary duty or other claim relating to Scribante’s past, current and/or continuing ownership of stock.
C.    Complete Bar of Claims. It is the intention of Scribante in executing this Agreement and Release that these provisions of this Section 5, subject to the exceptions set forth in Section 5A above, shall be effective as a complete bar to each and every Claim hereinabove described and that these provisions shall be binding upon Scribante and his agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.
6.    Company’s Release.
A.    General Release. Company does hereby fully and completely forever discharge, waive and release, and covenants not to sue, Scribante (including his agents, representatives and attorneys) from any and all Claims on account of, or in any way growing out of, any and all known and unknown facts, circumstances or matters resulting from or related to Scribante’s (i) status, position, actions or failure to act in his capacity as an officer, director, employee, shareholder or representative of Company (or any subsidiary or affiliate thereof); (ii) employment with Company; and (iii) the termination of his employment with Company, or any of the above, or for any other reason, except only a breach or default by Scribante of this Agreement and Release or the continuing provisions of the Employment Agreement, the Intellectual Property Agreement or the Equity Grant Agreements applicable to Scribante pursuant to Section 4 above.
B.    Complete Bar of Claims. It is the intention of Company in executing this Agreement and Release that these provisions of this Section 6, subject to the exceptions set forth in Section 6A above, shall be effective as a complete bar to each and every Claim hereinabove described and that those provisions shall be binding upon Company (or any subsidiary or affiliate thereof) and its agents, representatives, administrators, beneficiaries, successors and assigns.
7.    Acceptance. Scribante acknowledges that he has had sufficient time to read this Agreement and Release and consider his acceptance of this Agreement and Release and voluntarily enters into this Agreement and Release with full knowledge of its meaning and consequences. In entering into this Agreement and Release, Scribante has been represented by legal counsel and is otherwise relying on his own judgment and knowledge and not on representations or statements made by Company, its shareholders, directors, officers, employees, attorneys or agents. Scribante has executed this Agreement and Release in consideration for the Severance Payment, benefits and other consideration described above and Scribante acknowledges and agrees that such Severance Payment, other benefits and other consideration represent substantial consideration in addition to anything of value that he is otherwise entitled to receive from Company under his Employment Agreement or otherwise. The Severance Payment, other additional benefits and other consideration described above are sufficient to fully support this Agreement and Release and the termination of Scribante without Cause from his employment with Company.
8.    Non-Admission. The parties execution of this Agreement and Release is not to be construed an admission of any wrongdoing or liability whatsoever by or on behalf of either party, or his or its respective directors, officers, employees, representatives, attorneys or agents.
9.    Governing Law. This Agreement and Release shall be construed and enforced in accordance with the laws of the State of Wisconsin.
10.    Relationship of Severance Payment to Scribante’s Rights Under Other Benefit Plans. Scribante agrees that the Severance Payment, other additional benefits and other consideration payable to him hereunder shall not be taken into account for purposes of determining any of his benefits under any qualified or nonqualified benefit plans of Company.

11.    Violation of this Agreement and Release. If either party breaches or violates this Agreement and Release and/or the continuing provisions of the Employment Agreement, the Intellectual Property Agreement or the Equity Grant Agreements applicable to Scribante pursuant to Section 4 in any way (a “Breach”), or if either party brings an action asking that this Agreement and Release be revoked, declared invalid or unenforceable, then if either party’s action against the other party is unsuccessful, or if either party successfully brings an action against the other party for such other party’s Breach, the unsuccessful party hereby agrees that he or it will pay all costs, expenses and reasonable attorneys’ fees incurred by the successful party in its successful defense against the action that the unsuccessful party brought or in the successful party’s successful prosecution of the action it brought against the unsuccessful party.
12.    Entire Agreement. This Agreement and Release, including the continuing provisions of the Employment Agreement, the Intellectual Property Agreement and the Equity Grant Agreements pursuant to Section 4, constitutes the entire agreement between the parties with respect to the subject matter hereof.
13.    Counterparts; Delivery. This Agreement and Release may be executed by the parties in separate counterparts and may be legally delivered by any electronic means.

IN WITNESS WHEREOF, the parties have duly executed this Agreement and Release as of the date first set forth above.

	ORION ENERGY SYSTEMS, INC.	ORION ENERGY SYSTEMS, INC.

By: /s/ Michael W. Altschaefl
Michael W. Altschaefl
Chief Executive Officer and Board Chair

/s/ John H. Scribante
John H. Scribante